Exhibit 23.2

        Consent Of Ernst & Young LLP, Independent Chartered Accountants

            We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-8 No. 333-________) pertaining to the Frisco Bay Industries Ltd. Stock Incentive Plan and to the incorporation therein of our report dated May 11, 2001, with respect to the consolidated financial statements and schedule of Frisco Bay Industries Ltd. for the fiscal year ended January 31, 2001 as included in its Annual Report (Form 20-F) for the year ended January 31, 2002, filed with the Securities and Exchange Commission.



                                                           /s/ Ernst & Young LLP
                                                           Chartered Accountants

Montreal, Canada
December 24, 2002